SOURCECORP, Incorporated Completes Its Previously
         Announced Acquisition by Affiliates of Apollo Management, L.P.
              Total Transaction Value of Approximately $475 million


DALLAS, Texas (July 12, 2006) - SOURCECORP, Incorporated (NASDAQ: SRCP), a leading provider of business process outsourcing (BPO) and consulting solutions, today announced that it has completed its previously announced acquisition by CorpSource Holdings, LLC, an affiliate of Apollo Management, L.P., in a transaction valued at approximately $475 million.

Mr. Ed H. Bowman, Jr., President and CEO, commented, "We are excited to complete this step in the company's evolution and we look forward to working with Apollo to grow the company into the future."

Under the transaction, SOURCECORP's common stock is being acquired at $25 per share. The closing price of SOURCECORP's common stock was $21.13 on October 5, 2005, which was the day before SOURCECORP originally announced its intentions to pursue strategic alternatives. As a result of this transaction, SOURCECORP will become a privately owned company and as of the close of business today its stock will no longer be publicly traded. This acquisition was first announced on March 8, 2006, and on June 1, 2006 the company's stockholders voted to approve the transaction.

About SOURCECORP(R)

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP leverages deep horizontal process knowledge into information-intensive industries including commercial, financial, government, healthcare, and legal. Headquartered in Dallas, SOURCECORP serves clients throughout the United States through a network of locations in the US, Mexico and India.

For more information about SOURCECORP's solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com.

The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. The aforementioned risks and uncertainties include, without limitation, the risks and uncertainties relating to:

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the actual final costs, outcome and impact of our ongoing SEC investigation; the outcome of our currently pending litigation matters; the integration of our operating companies; the timing, magnitude and impact of technological advances; the occurrences of a diminution in our existing customers' needs for our services; a change in the amount companies outsource business processes; impact to margins resulting from a change in revenue mix as well as the risks and uncertainties detailed in SOURCECORP's filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading "Risk Factors" in SOURCECORP's most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Media Contacts:

Apollo Management, LP Media/Investor Contact
Steven Anreder
(212) 532-3232

SOURCECORP:
Barry Edwards, EVP & Chief Financial Officer
(214) 740-6690